Exhibit 10.3

FACILITATION FEE AGREEMENT

THIS FACILITATION FEE AGREEMENT (this “Agreement”) is to be effective for all purposes as of August 13, 2018, by and between Black Creek Exchange LLC, a Delaware limited liability company (“BCX Sponsor”) and Black Creek Diversified Property Advisors LLC, a Delaware limited liability company (“DPF Advisor”).

RECITALS:

A.                                    BCX Sponsor is a wholly owned subsidiary of a taxable real estate investment trust subsidiary (a “TRS”), which in turn is wholly owned by Black Creek Diversified Property Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership is the entity through which Black Creek Diversified Property Fund Inc. (“DPF”), its general partner, conducts substantially all of its business and owns substantially all of its assets.  DPF is externally advised by DPF Advisor pursuant to that certain Amended and Restated Advisory Agreement (2018) effective as of June 30, 2018 (as it may be amended from time to time, the “Advisory Agreement”) by and among DPF, the Operating Partnership and DPF Advisor.

B.                                  BCX Sponsor has offered and intends to make future offers (each, an “Offering”) from time to time, either directly or through wholly owned subsidiaries, in private placements exempt from registration under the Securities Act of 1933, as amended, beneficial interests (each, an “Interest” and collectively, the “Interests”) in specific Delaware statutory trusts. The Offerings will be conducted pursuant to that certain Program Description Memorandum dated March 2, 2016, and that certain Program Description Memorandum dated September 1, 2017 (collectively, the “Program”) and will be offered to individuals or entities who are “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (the “Investors”).

C.                                    In connection with the Offerings, DPF Advisor provides certain services (the “Services”) to BCX Sponsor, an indirect subsidiary of DPF, pursuant to the Advisory Agreement.  In addition, in connection with the Offerings, the BCX Sponsor has engaged Black Creek Capital Markets, LLC (the “Dealer Manager”) to act as dealer manager pursuant to that certain Amended and Restated Dealer Manager agreement dated August 13, 2018 (the “Dealer Manager Agreement”).

E.                                     In connection with the Offerings, DPF Advisor pays certain Dealer Manager personnel related costs (the “Facilitation Costs”), which are not reimbursed to DPF Advisor or Dealer Manager by BCX Sponsor, the Operating Partnership or DPF under the Advisory Agreement or the Dealer Manager Agreement.

F.                                      Under the terms of future Offerings, the Property Supplements for which are dated on or after August 1, 2018 (“Future Offerings”), BCX Sponsor may receive a fee, paid via a mark-up on the total equity amount paid for the Interests, in the form of a non-accountable fee of up to 1.5% of the total equity amount paid for the Interests (the “Facilitation Fee Mark-Up”).  The BCX Sponsor has discretion to reduce or waive the Facilitation Fee Mark-Up.

G.                                 In consideration of DPF Advisor’s payment of the Facilitation Costs, BCX Sponsor wishes to pay DPF Advisor a fee in an amount equal to the Facilitation Fee Mark-Up received by BCX Sponsor (the “Facilitation Fee”).

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, BCX Sponsor and DPF Advisor hereby agree as follows:

1.                                      Facilitation Fees.  With respect to Future Offerings only, in consideration of DPF Advisor’s payment of the Facilitation Costs, BCX Sponsor agrees to pay DPF Advisor the Facilitation Fee.

2.                                      No Reduction of Amounts Due Under Advisory Agreement.  Notwithstanding anything contained herein to the contrary, payment of the Facilitation Fee will not reduce any fees or other expense reimbursements otherwise payable to DPF Advisor or its affiliates under the Advisory Agreement.

3.                                      Termination.  This Agreement may be terminated by any of the parties upon 10 days’ advance written notice.  Notwithstanding the foregoing, this Agreement shall terminate immediately upon the termination or non-renewal of the Advisory Agreement. After the date of termination of this Agreement (the “Termination Date”), DPF Advisor shall not be entitled to the Facilitation Fees as set forth herein, except that, in recognition of Facilitation Costs that may already have been expended, it shall be entitled to continue to receive Facilitation Fees (within 30 days after such Facilitation Fees actually are received by BCX Sponsor) after the Termination Date solely with respect to those Offerings with a Property Supplement first dated before the Termination Date (the “Existing Offerings”), and (ii) the BCX Sponsor will not reduce or waive the Facilitation Fee Mark-Up with respect to any Existing Offerings without the prior written consent of the DPF Advisor.  DPF Advisor shall cooperate with BCX Sponsor to provide an orderly management transition.  This Section 3 shall survive termination of this Agreement.

4.                                      Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as follows:

If to DPF Advisor:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Evan H. Zucker

with a courtesy copy to:	518 Seventeenth Street, 17th Floor Denver, Colorado 80202 Attention: Joshua J. Widoff, Esq.

If to BCX Sponsor:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Lainie P. Minnick

with a courtesy copy to:	Seyfarth Shaw LLP 233 S. Wacker Drive, Suite 8000 Chicago, Illinois 60606-6448 Attention: Steven Meier, Esq.

with a courtesy copy to:	DLA Piper LLP 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612-2350 Attention: Christopher R. Stambaugh, Esq.

with a courtesy copy to:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Joshua J. Widoff, Esq.

5.                                      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

6.                                      Further Assurances. Each party shall execute and deliver to the other all such further instruments as may be reasonably requested to make effective any provision of this Agreement.

7.                                      Attorney Fees. If any of the parties obtains a judgment or arbitration award against any other party by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court or arbitrator shall be included in such judgment.

8.                                      Captions/Pronouns. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

9.                                      Assignment. This Agreement may be assigned by DPF Advisor in accordance with the terms of the Advisory Agreement. This Agreement shall not be assigned by Sponsor without the consent of DPF Advisor, except in the case of an assignment by Sponsor to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of Sponsor, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as Sponsor are bound by this Agreement.

10.                               Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to each of the parties to this Agreement shall impair or affect the right of any such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted.

11.                               Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be stricken and the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

12.                               Amendment. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by BCX Sponsor and DPF Advisor, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

13.                               Governing Law. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Colorado; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section.

14.                               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

15.                               Arbitration. Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered by the Judicial Arbiter Group (“JAG”) in Denver, Colorado, before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect, and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from JAG, but if they are unable to do so, then JAG shall designate an arbitrator. Any arbitrator selected by the parties or JAG shall be a qualified person who has experience with complex commercial disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.

16.                               Extension for Non-Business Days. Notwithstanding anything herein to the contrary, if the date for performance of any obligation under this Agreement falls on a Saturday, Sunday or federal holiday, performance shall be deemed to be required only on the first day thereafter which is not a Saturday, Sunday or federal holiday.

17.                               Effective Date. BCX Sponsor and DPF Advisor agree that this Agreement shall be effective as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BLACK CREEK EXCHANGE LLC, a Delaware limited liability company

By: BCD TRS Corp., a Delaware corporation, its sole member

By: Black Creek Diversified Property Operating Partnership LP, a Delaware limited partnership, its sole shareholder

By: Black Creek Diversified Property Fund Inc., a Maryland corporation, its general partner

By:	/s/ Lainie P. Minnick
Name: Lainie P. Minnick
Title: Chief Financial Officer

BLACK CREEK DIVERSIFIED PROPERTY ADVISORS LLC, a Delaware limited partnership

By: Black Creek Diversified Property Advisors Group LLC, its Sole Member

By:	/s/ Evan H. Zucker
Name: Evan H. Zucker
Title: Manager

[Signature Page to Agreement]